Exhibit 5.1
[CONYERS DILL AND PEARMAN LETTERHEAD]
June 13, 2008

Enstar Group Limited
Windsor Place
18 Queen Street
Hamilton
BERMUDA
Dear Sirs
Enstar Group Limited (the “Company”)
We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-3 (File No. 333-151461) initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 6, 2008 (as it may be amended, the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of ordinary shares, par value US$1.00 (the “Shares”) with a maximum aggregate offering price (“Maximum Price”) of $310.5 million (including Shares with a Maximum Price of $40.5 million subject to an over-allotment option granted to the Underwriters). Of these Shares, Shares with a Maximum Price of $220.25 million (including Shares with a Maximum Price of $20.25 million subject to the Underwriters’ over-allotment option) are to be issued and sold by the Company (the “Company Shares”) and Shares with a Maximum Price of $90.25 million (including Shares with a Maximum Price of $20.25 million subject to the Underwriters’ over-allotment option) (the “Issued Shares”) to be sold directly by certain shareholders (the “Selling Shareholders”). This opinion also relates to any registration statement in connection with this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act. The terms “Company Shares” and “Issued Shares” as used herein shall include any additional Shares to be issued and sold by the Company or sold directly by any Selling Shareholder, as applicable, registered pursuant to such subsequently filed registration statement.
For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on June [ ], 2008, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of the Issued Shares to the Selling Shareholders the Company received consideration for the full issue price thereof which was at least equal to the par value thereof.

Enstar Group Limited
Opinion — June 13, 2008

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Company Shares and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for as contemplated by the Registration Statement, the Company Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Based solely upon a review of the register of members of the Company dated June 5, 2008, prepared by the American Stock Transfer & Trust Co., the branch registrar of the Company, the Issued Shares are validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Legal Matters’ in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully
/s/ Conyers Dill & Pearman
CONYERS DILL & PEARMAN